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QUEENS COUNTY
BANCORP, INC.                                             NEWS RELEASE

38-25 MAIN ST., FLUSHING, N.Y. 11354 - 718 359-6400
FAX # 718 762-6000

Release Date:                             Contact:
              March 3, 1997                         Ilene A. Angarola
                                                    Vice President
                                                    Investor Relations
                                                    718:  359-6400, ext. 275



             QUEENS COUNTY BANCORP ANNOUNCES 3-FOR-2 STOCK SPLIT



Flushing, New York, March 3, 1997 -- The Board of Directors of Queens County Bancorp, Inc. (Nasdaq: QCSB) today declared a three- for-two stock split in the form of a 50% stock dividend, payable on April 10, 1997. Shareholders will receive one additional share for every two shares held at March 17, 1997, the date of record for the split.

Announcing the Board's action, Chairman, President, and Chief Executive Officer Joseph R. Ficalora noted that the Company has now split its stock three times since public trading began in November 1993. "Like the stock splits which preceded it, this split is intended to enhance the value of our shareholders' investment while also enhancing our liquidity." The Company currently has approximately 7.6 million shares outstanding; as a result of the split, that number will increase to approximately 11.4 million.

Queens County Bancorp is the holding company for Queens County Savings Bank, the first savings bank chartered by the State of New York in the New York City Borough of Queens. FDIC-insured through the Bank Insurance Fund, the Bank gathers deposits from its customers in Queens and Nassau County and invests these funds in the origination of residential mortgage loans throughout metropolitan New York. Information about the Company's financial performance is available at the following web site: http://www.businesswire.com/cnn/qcsb.htm

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